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EXHIBIT 3.3

        AMENDMENT NO. 1
TO THE
MACK-CALI REALTY CORPORATION
AMENDED AND RESTATED BYLAWS

        This Amendment No. 1 to the Mack-Cali Realty Corporation Amended and Restated Bylaws (the "By-laws"), duly adopted on June 10, 1999, shall be effective as of March 4, 2003. All terms used herein and not defined herein shall have the meanings ascribed to such terms in the By-laws.

        Section 2 of Article III of the Corporation's By-laws shall be amended and restated as follows:

          "Section 2.    NUMBER, TENURE AND QUALIFICATIONS.    At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15). Pursuant to the Charter, the directors have been divided into classes with terms of three (3) years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible, provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Each director shall hold office for the term for which he is elected and until his successor is elected and qualified.

          Notwithstanding the foregoing, upon the occurrence of a default in the payment of dividends on any class or series of preferred stock, or any other event, which will entitle the holders of any class or series of preferred stock to elect additional directors of the Corporation, the number of directors of the Corporation will thereupon be increased by the number of additional directors to be elected by the holders of such class or series of preferred stock, and such increase in the number of directors shall remain in effect for so long as the holders of such class or series of preferred stock are entitled to elect such additional directors. Any such additional directors shall hold office for the time provided in the terms of the class or series of preferred stock pursuant to which such additional directors were elected."

  CERTIFICATION

        The undersigned, being the duly empowered Secretary of Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), hereby certifies that this Amendment No. 1 to the Amended and Restated By-laws of the Company was adopted by resolution of the Board of Directors of the Company on March 4, 2003.

/s/ ROGER W. THOMAS Roger W. Thomas Executive Vice President, General Counsel and Secretary

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  EXHIBIT 3.3